Exhibit 23.3

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated February 1, 2012, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2011; December 31, 2010; and December 31, 2009.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. Scott Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 12, 2012